SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SAFLINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

August 2, 2005

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Thursday, August 25, 2005, beginning at 12:00 p.m., local time, at Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington 98004. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of SAFLINK by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SAFLINK’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review SAFLINK’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Glenn L. Argenbright

President and

Chief Executive Officer

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, AUGUST 25, 2005

TO THE STOCKHOLDERS:

Notice is hereby given that the 2005 annual meeting of the stockholders of SAFLINK Corporation will be held on Thursday, August 25, 2005, beginning at 12:00 p.m., local time, at Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

1.  To elect eight members of SAFLINK’s board of directors, each to hold office for a one-year term and until his or her successor is elected and qualified.

2.  To approve the SAFLINK 2005 Employee Stock Purchase Plan.

3.  To approve an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 500,000,000 to 200,000,000.

4.  To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

5.  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 5, 2005, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004.

By order of the Board of Directors,

Jon C. Engman

Secretary

Bellevue, Washington

August 2, 2005

IMPORTANT: Whether or not you plan to attend the meeting in person, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

August 25, 2005

The accompanying proxy is solicited by the Board of Directors of SAFLINK Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, August 25, 2005, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about August 5, 2005.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on July 5, 2005, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 88,859,176 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SAFLINK a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of members of the board of directors shall be between five and nine, the specific number to be set by resolution of the board of directors. The authorized number of directors is currently set at eight. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire at the annual meeting dates. Accordingly, eight persons are to be elected to serve as members of SAFLINK’s board of directors at the meeting.

Our nominating and corporate governance committee has nominated for election by the stockholders the current members of our board of directors: Glenn L. Argenbright, Frank J. Cilluffo, Lincoln D. Faurer, Gordon E. Fornell, Asa Hutchinson, Richard P. Kiphart, Steven M. Oyer, and Kris Shah. Upon the recommendation of the nominating and corporate governance committee, the board of directors elected Gen. Faurer and Mr. Cilluffo to serve as directors and to fill vacancies on the board of directors in 2004, and elected Mr. Hutchinson to serve as a director and to fill a vacancy on the board of directors in 2005. Non-management directors initially recommended Gen. Faurer and Mr. Hutchinson to the nominating and corporate governance committee. Non-management directors and a management director initially recommended Mr. Cilluffo to the nominating and corporate governance committee. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2006 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The following sets forth our current directors and information concerning their ages and background:

Name	Position With SAFLINK	Age	Director Since
Glenn L. Argenbright	Director – Chief Executive Officer and President	39	2001
Frank J. Cilluffo	Director	34	2004
Lincoln D. Faurer	Director	77	2004
Gordon E. Fornell	Director	68	2003
Asa Hutchinson	Director	55	2005
Richard P. Kiphart	Director – Chairman of the Board	63	2004
Steven M. Oyer	Director	50	2001
Kris Shah	Director – President of Litronic, Inc.	65	2004

Glenn L. Argenbright has served as a director of SAFLINK since June 2001 and as president and chief executive officer since December 2001. From November 1999 to December 2000, Mr. Argenbright served as president and chief executive officer of Jotter Technologies, a firm whose assets we purchased in 2000. From May 1998 to November 1999, Mr. Argenbright served as president and chairman of the board of Spotlight Interactive, Inc., a web-incubator and venture capital firm. From February 1999 to August 1999, while working for Spotlight, Mr. Argenbright served as a director of and consultant to Today’s Communications Inc., a provider and aggregator of web content. From May 1998 to February 1999, Mr. Argenbright was a director and executive vice president of Intelligent Communications, Inc., a company providing high-speed Internet access over satellite. Mr. Argenbright has also served on the boards of directors of Internet Presence Providers, Internet Extra, Cardzoo!, ProCheer, and AIR, Inc. Mr. Argenbright received a BA from the University of California at San Diego and a JD from the University of San Diego.

Frank J. Cilluffo has served as a member of SAFLINK’s board of directors since October 2004. Mr. Cilluffo is associate vice president for homeland security at The George Washington University, where he also directs the Homeland Security Policy Institute. Shortly after September 11, 2001, Mr. Cilluffo was appointed as special assistant to the President of the United States for Homeland Security. During his White House tenure, Mr. Cilluffo was a principal advisor to U.S. Secretary of Homeland Security Tom Ridge and directed the President’s Homeland Security Advisory Council. Mr. Cilluffo was appointed by President George W. Bush to the Office of Homeland Security shortly after its creation. Prior to his White House appointment, Mr. Cilluffo served for eight years in senior policy positions with the Center for Strategic & International Studies (CSIS), a Washington based think tank. At CSIS, he chaired or directed numerous committees and task forces on homeland defense, counterterrorism, transnational crime, and information warfare and information assurance.

Lincoln D. Faurer, United States Air Force Lieutenant General (Retired) has served as a member of SAFLINK’s board of directors since September 2004. General Faurer is president of LDF Inc., a firm that provides consulting services on matters concerning command, control, communications, computing and intelligence (C4I). From 1981 to 1985, he was the Director of the National Security Agency. From 1979 to 1981, he was the deputy chairman of NATO’s Military Committee and the Director of Intelligence for Headquarters U.S. European Command from 1977 to 1979. From 1974 to 1977, General Faurer was the vice director for production for the Defense Intelligence Agency. Between 1973 and 1974, he was the U.S. Air Force’s deputy assistant chief of staff for intelligence and the Director of Intelligence for the Headquarters U.S. Southern Command from 1971 to 1973. General Faurer received a BS from the United States Military Academy, an MA in Engineering Management from Rennsalaer Polytechnical Institute and an MA in International Affairs from George Washington University. In his public service work, General Faurer has been President of the National Correlation Working Group, Chairman of the Association of Former Intelligence Officers (AFIO), President of the Joint Military Intelligence College Foundation (JMICF), Vice Chairman of the National Military Intelligence Association (NMIA) and is currently a member of the USAF Scientific Advisory Board.

Gordon E. Fornell, United States Air Force Lieutenant General (Retired) has served as a member of SAFLINK’s board of directors since August 2003. General Fornell served in senior acquisition leadership roles in the U.S. Air Force Systems Command and Air Force Material Command for more than ten years, and worked in research, development, and acquisition positions for nearly 20 years prior. He was commander of the Electronic Systems Center at Hanscom Air Force base in Massachusetts from 1988 to 1993, and senior military assistant to the Secretary of Defense from 1987 to 1988. He also commanded the Armament Division at Eglin Air Force Base, Florida from 1985 to 1987.

Asa Hutchinson has served as a member of SAFLINK’s board of directors since March 2005. Mr. Hutchinson was a founding member of the U.S. Department of Homeland Security and the nation’s first Under Secretary of Border and Transportation Security. Mr. Hutchinson was confirmed by the U.S. Senate as Under Secretary of Homeland Security in January 2003, shortly after the department was created. As one of the nation’s top-ranking homeland security officials after Secretary Tom Ridge, Mr. Hutchinson was responsible for more than 110,000 federal employees in such agencies as the Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, and the Federal Law Enforcement Training Center. Mr. Hutchinson managed the overall security of U.S. borders and transportation systems, which included responsibility for security programs such as US-VISIT and the Transportation Security Administration’s TWIC and Registered Traveler initiatives. From 2001 to 2003, Mr. Hutchinson served as the director of the U.S. Drug Enforcement Administration, and from 1997 to 2001, he served as a member of the U.S. House of Representatives from Arkansas. Mr. Hutchinson received a BS from Bob Jones University and a JD from the University of Arkansas.

Richard P. Kiphart has served as a member of SAFLINK’s board of directors and as Chairman of the Board since August 2004. Since 1995, Mr. Kiphart has served as head of the corporate finance department and principal of William Blair & Company, L.L.C., an investment firm. He currently sits on the board of directors of First Data Corporation, where he has been a director since First Data’s acquisition of Concord EFS early in 2004. He served on the Concord EFS board of directors from 1997 until 2004 and was chairman of the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is a member of the board of directors of Advanced Biotherapy, Inc. and Nature Vision, Inc. He is also chairman of the Merit Music School and serves on the board of directors for the Lyric Opera of Chicago, the Erikson Institute and DATA (Debt AIDS Trade Africa). Mr. Kiphart graduated from Dartmouth College and holds an MBA from Harvard Business School.

Steven M. Oyer has served as a member of SAFLINK’s board of directors since December 2001. Mr. Oyer is senior managing director for PlusFunds Group, Inc., a New York investment manager. From October 2001 to August 2005, Mr. Oyer served as managing director of Standard & Poor’s Investment Services, responsible for global business development. He served as our interim chief financial officer from June 2001 until December 2001. From October 1995 to November 2000, Mr. Oyer served as the vice president regional director for Murray Johnstone International Ltd., a Scottish investment firm. Mr. Oyer is a member of the board of directors of Salton, Inc., has been active in industry associations such as Family Office Exchange and has served on the leadership council of the Institute for Private Investors.

Kris Shah has served as a member of SAFLINK’s board of directors and as president of Litronic, Inc., our wholly-owned subsidiary, since August 2004. From 1970 to August 2004, Mr. Shah served in various capacities with SSP Solutions, Inc., a company he founded and with which we merged in August 2004. Positions in which he served with SSP included as director, chairman of the board, chief executive officer, president, chief operating officer and secretary. Mr. Shah served as assistant secretary of BIZ Interactive Zone, Inc. and held other officer and director positions at BIZ Interactive from time to time during the period from July 2000 to June 2002. Mr. Shah holds BS and MS degrees in mechanical engineering from the University of Southern California.

The board of directors has determined that, except as noted below, all of the members of the board of directors are “independent directors” within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. Glenn Argenbright is not considered independent because he is an executive officer of SAFLINK. Kris Shah is not considered independent because he is an executive officer of Litronic, Inc., a wholly-owned subsidiary of SAFLINK.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected as members of our board of directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Board Meetings and Committees

Our board of directors held twelve meetings during the fiscal year ended December 31, 2004. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of board meetings and meetings of the committees on which such director served held during that period.

Audit Committee.  The current members of our audit committee are Steven M. Oyer (Chairman), Lincoln D. Faurer and Gordon E. Fornell. The members of our audit committee from January 1, 2004, until the completion of our merger with SSP-Litronic in August 2004 were Mr. Oyer, Frank M. Devine and Terry N. Miller. For the remainder of fiscal 2004 following the completion of the merger, Mr. Oyer and Gen. Fornell served as members of the audit committee. Lincoln D. Faurer was elected a member of the audit committee in September 2004. Our board has determined that each member of the audit committee meets the independence criteria set forth in the applicable rules of Nasdaq and the Securities and Exchange Commission for audit committee membership. The board has also determined that at least one member of the audit committee, Mr. Oyer, is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement/prospectus filed with the SEC on July 6, 2004. The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee held eight meetings during fiscal 2004.

Compensation Committee.  The current members of our compensation committee are Richard P. Kiphart (Chairman), Gordon E. Fornell and Steven M. Oyer. The members of our compensation committee from January 1, 2004, until the completion of our merger with SSP-Litronic in August 2004 were Gen. Fornell and Frank M. Devine. For the remainder of fiscal 2004 following the completion of the merger, Messrs. Kiphart, Oyer and Gen. Fornell served as members of the compensation committee. Each of the members of the compensation committee meets the independence criteria set forth in the applicable rules of Nasdaq for compensation committee membership and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The compensation committee held two meetings during fiscal 2004.

Nominating and Corporate Governance Committee.  The current members of our nominating and corporate governance committee are Gordon E. Fornell (Chairman), Frank J. Cilluffo and Steven M. Oyer. The members of our nominating and corporate governance committee from January 1, 2004, until the completion of our merger with SSP-Litronic in August 2004 were Gen. Fornell, Frank M. Devine and Terry N. Miller. For the remainder of fiscal 2004 following the completion of the merger, Gen. Fornell and Mr. Oyer served as members of the nominating and corporate governance committee. Mr. Cilluffo was elected a member of the nominating and corporate governance committee in May 2005. Each of the members of the nominating and corporate governance committee meets the independence criteria set forth in the applicable rules of Nasdaq for nominating and corporate governance committee membership. The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement/prospectus filed with the SEC on July 6, 2004. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of our directors, and develops corporate governance principles for recommendation to our board of directors. The nominating and corporate governance committee did not meet separately from the meetings of the board of directors during fiscal 2004.

Director Nominations

Nominations of candidates for election as directors may be made by our board of directors or stockholders. The nominating and corporate governance committee is responsible for, among other things, the selection and recommendation to our board of directors of nominees for election as directors.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 120 days in advance of the first anniversary of the date that our proxy statement was sent to stockholders in connection with the previous year’s annual meeting. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004. Recommendation should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

In evaluating potential director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size of the board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of the nominees and the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from our management, experience with accounting rules and practices and background with regard to executive compensation;

•	applicable regulatory and listing requirements;

•	the benefits of a constructive working relationship among our directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The goal of our nominating and corporate governance committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of SAFLINK and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one member of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of “independent director” under the applicable Nasdaq rules. The nominating and corporate governance committee also believes it is appropriate for one or more key members of our management to participate as members of the board of directors.

Compensation of Directors

Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Our board of directors, after consultation with an independent compensation consulting firm and based on competitive data and the analysis of the consultation firm, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of March 29, 2005:

•	each non-employee director receives an annual retainer of $25,000; each member of the audit committee, the compensation committee, and the nominating and corporate governance committee receives an additional annual retainer of $15,000; and the chairpersons of the audit committee, the compensation committee, and the nominating and corporate governance committee each receives an additional annual retainer of $20,000;

•	each non-employee director receives an additional fee of $500 per board and committee meeting attended (whether in person or telephonically), except that no meeting fee will be paid for the first four meetings (board meetings or committee meetings) attended by such director; and each such director shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings; and

•	each new non-employee director receives an initial stock option grant for 40,000 shares upon commencement of service on the board; and each continuing non-employee director receives an annual stock option grant for 40,000 shares on the date of the annual stockholder meeting; with all such option grants becoming exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

On June 10, 2005, we entered into a consulting agreement with Campbell, Cilluffo & Furlow, LLC. Frank J. Cilluffo, a member of our board of directors, is a principal of Campbell, Cilluffo & Furlow. The agreement provides that Campbell, Cilluffo & Furlow will provide consulting services to us to assist in the development of long-term and short-term marketing and business strategies. We have agreed to pay the firm an initial retainer of $10,000 and a consulting fee of $10,000 per month for the length of the agreement. We have also agreed to reimburse the firm for its reasonable expenses incurred in providing services to us, and to negotiate an appropriate success fee in the event that the firm facilitates the successful teaming of us with another company to our benefit. In addition, we granted non-statutory options to purchase 10,000 shares of our common stock under our 2000 stock incentive plan to each of the three principals of the firm, including to Mr. Cilluffo. The options have an exercise price of $1.79 per share, have a three-year term and become exercisable in six equal monthly installments following the date of grant unless the agreement is terminated prior to such time. The agreement commenced as of June 10, 2005, and continues through December 10, 2005, unless either party terminates the agreement upon 30 days’ advance written notice or the term is extended by mutual agreement.

Communications with Directors

Our stockholders may communicate with any and all members of our board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the chairman of the board of directors, for a communication addressed to the entire board of directors) at the following address:

Name of the Director(s)

c/o Corporate Secretary

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

Fax: (425) 278-1299

Communications from any stockholder to one or more directors will be collected and organized by our corporate secretary under procedures approved by the board of directors. Our corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to make every reasonable effort to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting. Mr. Argenbright attended the 2004 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted a charter for each of the committees described above. A copy of the audit committee charter is attached as Annex H to our proxy statement/prospectus filed with the SEC on July 6, 2004, and a copy of the nominating and corporate governance committee charter is attached as Annex I to the same proxy statement/prospectus. Our board of directors has also adopted a code of business conduct that applies to all of our employees, officers and directors and a code of ethics that applies to our senior financial officers. These materials are available to stockholders free of charge by writing to our corporate secretary at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004.

Code of Ethics

Our board of directors has adopted a code of business conduct that outlines the principles of legal and ethical business conduct under which SAFLINK does business. The code of business conduct is applicable to all of our directors, employees and officers. Our board of directors has also adopted a code of ethics that applies to our senior financial officers. These materials are available free of charge by writing to our corporate secretary at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004. Any substantive amendment or waiver of these codes may be made only by the board of directors upon a recommendation of the audit committee, and we intend to disclose any such amendment or waiver on our website at www.saflink.com. In addition, we will disclose any waiver of these codes for directors and executive officers by filing a current report on Form 8-K with the SEC.

PROPOSAL NO. 2

APPROVAL OF THE SAFLINK CORPORATION

2005 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the stockholders will be asked to approve the SAFLINK Corporation 2005 Employee Stock Purchase Plan. The Purchase Plan authorizes the issuance of up to 300,000 shares of our common stock, subject to adjustment as described below.

The board of directors believes that the Purchase Plan will benefit SAFLINK and its stockholders by providing its employees with an opportunity to purchase shares of common stock through payroll deductions that will help to attract, retain, and motivate valued employees. The board of directors has adopted the Purchase Plan, subject to and effective upon the date of stockholder approval.

Summary of the Purchase Plan

General.  At the beginning of each offering under the plan, each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of the our common stock determined on the first day of the offering. The purchase right is automatically exercised on each purchase date during the offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code.

Authorized Shares.  A maximum of 300,000 of SAFLINK’s authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in the capital structure of SAFLINK, or in the event of any merger, sale of assets or other reorganization of SAFLINK. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration.  The Purchase Plan is administered by the board of directors or a committee of the board. For purposes of this discussion, the term “board” refers to either the board of directors or such committee. Subject to the provisions of the Purchase Plan, the board determines the terms and conditions of Purchase Rights granted under the plan. The board has the authority to interpret the Purchase Plan and purchase rights granted thereunder, and any such interpretation of the board will be binding.

Eligibility.  Any employee of SAFLINK or any parent or subsidiary of SAFLINK designated by the board for inclusion in the Purchase Plan is eligible to participate in an offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year, unless that employee owns or holds options to purchase, or as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of SAFLINK or of any parent or subsidiary of SAFLINK. As of June 27, 2005, approximately 147 employees, including 8 executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

Offerings.  Generally, each offering under the Purchase Plan is for a period of six months. Offering periods generally commence on May 1 and November 1 of each year and end on the following October 31 and April 30, respectively. Shares are purchased on the last day of each offering period. The board may establish a different term for any offering (not to exceed 27 months) or different commencement or ending dates for an offering.

Participation and Purchase of Shares.  Participation in an offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the offering date. Payroll deductions may not exceed 10% of an employee’s compensation on any payday during the offering period, provided that the board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each successive offering until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by SAFLINK, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an offering period. Upon withdrawal, we will refund the participant’s accumulated payroll deductions that have not previously been applied to the purchase of shares, without interest. Once a participant withdraws from an offering, that participant may not participate in the same offering at any later time.

Subject to certain limitations, each participant in an offering is granted a purchase right equal to the lesser of (i) a number of whole shares determined by dividing $12,500 by the fair market value of a share of our common stock on the offering date or (ii) 10,000 shares. These dollar and share amounts will be prorated if the board establishes an offering period of other than six months. However, no participant may purchase shares of common stock under the Purchase Plan or any other employee stock purchase plan of SAFLINK having a value exceeding $25,000 (based on the fair market value of our common stock on the first day of the offering period in which the shares are purchased) for each calendar year in which a Purchase Right is outstanding.

On each purchase date, we will issue to each participant in the offering the number of shares of our common stock equal to the amount of payroll deductions accumulated for the participant during the offering period divided by the purchase price, limited in any case by the number of shares subject to the participant’s purchase right for that offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of our common stock on the offering date or on the purchase date. The fair market value of our common stock on any relevant date generally will be the closing price per share as reported on the Nasdaq SmallCap Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next offering period.

Change in Control.  The Purchase Plan defines a “change in control” of SAFLINK as any of the following events upon which the stockholders of SAFLINK immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of SAFLINK’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the stock of SAFLINK, its successor, or the corporation to which the assets of SAFLINK were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of SAFLINK’s voting stock; (ii) a merger or consolidation in which SAFLINK is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of SAFLINK; or (iv) a liquidation or dissolution of SAFLINK. If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume SAFLINK’s rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding purchase rights, the next purchase date of each of the then current offering periods will be accelerated to a date specified by the board that occurs before the change in control. Any purchase rights that are not assumed or exercised prior to the change in control will terminate.

Termination or Amendment.  The Purchase Plan will continue until terminated by the board or until all of the shares reserved for issuance under the plan have been issued. The board may amend or terminate the Purchase Plan at any time, except that the approval of SAFLINK’s stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the board as corporations whose employees may participate in the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (such disposition being referred to as a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income may be subject to tax withholding by the employer. Any additional gain or any loss recognized by the participant resulting from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the offering date and the purchase price (determined as if the purchase right were exercised on the offering date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the shares at the time of his or her death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the offering date and the purchase price (determined as if the purchase right were exercised on the offering date) is recognized as ordinary income in the year of the participant’s death.

If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board believes that the adoption of the 2005 Employee Stock Purchase Plan is in the best interests of SAFLINK and its stockholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2005 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Our certificate of incorporation currently authorizes the issuance of up to 500,000,000 shares of common stock. However, as of June 27, 2005, 88,859,175 shares of common stock were issued and outstanding and 16,460,463 unissued shares were reserved for issuance under our equity compensation plans, warrants and convertible promissory notes, leaving 394,680,362 shares of common stock unissued and unreserved. The board of directors believes that the currently authorized common stock remaining available for issuance is greater than the amount we expect to be required in the foreseeable future for such purposes as a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing equity incentives to employees and officers or for other corporate purposes. As a result, the board of directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation to decrease the number of shares of common stock authorized for issuance from 500,000,000 to 200,000,000.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment to the certificate of incorporation is to reduce the annual franchise tax burden imposed on us. Under Delaware law, domestic corporations incorporated in Delaware are required to pay an annual franchise tax to the Secretary of State of the State of Delaware. The annual franchise tax is determined in part based on the number of authorized shares in a company’s certificate of incorporation such that a larger number of authorized shares of common stock results in a larger assessed Delaware franchise tax.

The decrease in the authorized common stock will not have any effect on the rights of existing stockholders. Should the board of directors determine in the future that it is advisable to issue shares of common stock in excess of the authorized shares available for issuance after this reduction, we would need to obtain stockholder approval to increase the number of authorized shares prior to any such issuances.

If the proposed amendment is approved by the stockholders, the first paragraph of Article IV of our certificate of incorporation will be amended in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 201,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 200,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected KPMG as our independent auditors for the fiscal year ending December 31, 2005, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since its appointment in fiscal 2000. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of SAFLINK and the stockholders.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2004, and 2003, by KPMG LLP, our independent auditors:

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$562,775	$259,575
Audit-Related Fees	$—	$—
Tax Fees(2)	$18,000	$30,775
All Other Fees	$—	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chairman of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services and such approvals are communicated to the full audit committee at its next meeting.

The audit committee has considered the role of KPMG LLP in providing tax services to us and has concluded that such services are compatible with KPMG’s independence as our auditors.

For the fiscal years ended December 31, 2004, and 2003, the audit committee pre-approved all services described above in the captions Audit Fees and Tax Fees. For fiscal 2004, no hours expended on KPMG LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of KPMG LLP.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of SAFLINK, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS SAFLINK’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 27, 2005, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each member of our board of directors, (iii) each executive officer named in the summary compensation table, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Owned	Number of Shares Underlying Convertible Securities(2)	Total Number of Shares Beneficially Owned(3)	Percent of Common Stock(4)
North Sound Capital LLC (5) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	9,440,922	—	9,440,922	10.6%
Steven Derby (6) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	8,869,231	24,315	8,893,546	10.0%
Richard P. Kiphart (7)	7,392,394	903,255	8,295,649	9.2%
SDS Capital Group SPC, Ltd. (8) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	8,141,327	24,315	8,165,642	9.2%
S.A.C. Capital Associates, LLC (9) 72 Cummings Point Road Stanford, CT 06902	5,823,929	200,000	6,023,929	6.8%
Kris Shah (10)	3,961,725	385,750	4,347,475	4.9%
Glenn L. Argenbright	333,500	630,806	964,306	1.0%
Frank J. Cilluffo	—	36,666	36,666	*
Lincoln D. Faurer	—	33,333	33,333	*
Gordon E. Fornell	—	128,333	128,333	*
Asa Hutchinson	—	16,666	16,666	*
Steven M. Oyer	15,000	253,857	268,857	*
Jon C. Engman	—	227,111	227,111	*
Gregory C. Jensen	—	284,544	284,544	*
Steven D. Rishel	10,000	115,338	125,338	*
Robert L. Turbeville, Jr.	—	82,691	82,691	*
Directors and executive officers as a group (14 persons)	11,712,619	3,221,960	14,934,579	16.2%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants or upon conversion of securities convertible into common stock.
(3)	Represents the aggregate number of shares beneficially owned by each stockholder.
(4)	Calculated on the basis of 88,859,175 shares of common stock outstanding as of June 27, 2005, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after June 27, 2005, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(5)

Based on a Schedule 13D/A filed by North Sound Capital LLC, North Sound Legacy International Ltd., and North Sound Legacy Institutional Fund LLC with the SEC on August 16, 2004. North Sound Capital LLC is the managing member of each of the above, and has shared power to vote and shared dispositive power with respect to 4,797,750 shares held by North Sound Legacy International Ltd., and 3,995,534 shares held by North Sound Legacy Institutional Fund LLC.
(6)	Based on a Schedule 13D/A filed by Steven Derby with the SEC on August 13, 2004, and a Form 4 filed by SDS Capital Group SPC, Ltd. on June 22, 2005. Includes 727,904 shares of common stock held by BayStar Capital II, L.P. Mr. Derby shares voting and dispositive control over these shares in his capacity as general partner of Bay East, L.P., one of the managing members of BayStar Capital Management, LLC. BayStar Capital Management, LLC is the general partner of BayStar Capital II, L.P. Also includes 8,141,327 shares of common stock held by SDS Capital Group SPC, Ltd. Mr. Derby shares voting and dispositive control over these shares in his capacity as the sole managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd.
(7)	Includes 866,589 shares of common stock underlying the principal balance of, and estimated interest on, a convertible promissory note. Mr. Kiphart’s mailing address is c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606.
(8)	Based on a Schedule 13D filed by SDS Capital Group SPC, Ltd. with the SEC on August 13, 2004, and a Form 4 filed by SDS Capital Group SPC, Ltd. on June 22, 2005. SDS Management, LLC is the investment manager of SDS Capital Group SPC, Ltd. Steven Derby is the sole managing member of SDS Management, LLC and has shared power to vote and dispositive power with respect to all of the shares reported by SDS Capital Group SPC, Ltd. SDS Management, LLC, an affiliate of SDS Merchant Fund, L.P., has acted as an advisor to S.A.C. Capital Associates, LLC.
(9)	Based on a Schedule 13G/A filed by S.A.C. Capital Associates, LLC with the SEC on February 14, 2005. S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC are investment managers of S.A.C. Capital Associates, LLC and have shared power to vote and dispositive power with respect to all of the shares reported by S.A.C. Capital Associates, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.
(10)	Includes 2,939,363 shares held by the Kris and Geraldine Shah Family Trust, of which Mr. Shah and his wife are the trustees and beneficiaries; and 261,181 shares held by the Chandra L. Shah Trust, of which Mr. Shah is the trustee. Mr. Shah’s mailing address is c/o SAFLINK Corporation, 777 108th Avenue NE, Suite 2100, Bellevue, WA 98004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2004, 2003 and 2002, by our chief executive officer and our four other most highly compensated officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards ($)		Shares Underlying Options (#)	All Other Compensation
Glenn L. Argenbright President and Chief Executive Officer	2004 2003 2002	$222,449 216,539 204,283	$40,789 — —	— — —	$757,839 — —	(1)	— 436,120 217,665	$ — 22,183 —

Jon C. Engman(2) Chief Financial Officer and Secretary	2004 2003 2002	$167,118 151,077 90,111	$34,046 9,946 —	— — —	— — —		116,000 125,000 —	— — —

Gregory C. Jensen Chief Technology Officer	2004 2003 2002	$169,885 155,000 151,327	$18,627 — —	— — —	— — —		— — 231,000	— — —

Steven D. Rishel(3) Senior Vice President of Commercial Operations	2004 2003 2002	$149,476 24,200 —	— — —	— — —	— — —		100,000 125,000 —	— — —

Robert L. Turbeville, Jr.(4) Senior Vice President of Physical Access Systems	2004 2003 2002	$168,533 — —	— — —	— — —	— — —		75,000 125,000 —	— — —

(1)	On June 23, 2004, our board of directors granted Mr. Argenbright a stock purchase right with respect to 301,928 shares of restricted common stock pursuant to our 2000 stock incentive plan, which he immediately exercised in full in exchange for his past service rendered to us. As of the end of fiscal 2004, Mr. Argenbright held an aggregate of 301,928 shares of restricted stock with an aggregate value of $839,360, based upon the last sale price reported for our common stock on the Nasdaq SmallCap Market on December 31, 2004. We may reacquire Mr. Argenbright’s shares of restricted common stock in the event that his service is terminated for cause, or if he voluntarily ceases to provide services to us without good reason, before June 23, 2007. Mr. Argenbright will receive any dividends paid on his shares of restricted common stock.
(2)	Mr. Engman joined SAFLINK in April 2002 as chief financial officer.
(3)	Mr. Rishel joined SAFLINK in October 2003, and has served as our senior vice president of commercial operations since October 2004.
(4)	Mr. Turbeville joined SAFLINK in December 2003 as senior vice president of physical access systems following our acquisition of certain assets from Information Systems Support, Inc.

Stock Options Granted in Fiscal 2004

The following table provides the specified information concerning grants of options to purchase shares of our common stock made during the fiscal year ended December 31, 2004, to the persons named in the summary compensation table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Shares(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Glenn L. Argenbright	—	—	$—	—	$—	$—
Jon C. Engman	116,000	6.4%	2.55	6/23/2014	186,027	471,429
Gregory C. Jensen	—	—	—	—	—	—
Steven D. Rishel	100,000	5.5%	2.55	6/23/2014	160,368	406,404
Robert L. Turbeville, Jr.	75,000	4.1%	2.72	12/10/2014	128,295	325,123

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules, and therefore are not intended to forecast possible future appreciation, if any, in our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)	All options were granted pursuant to our 2000 stock incentive plan and have a ten year term. Options granted under our 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with us for nine months, and they remain exercisable subject to the optionee’s continuous employment with us. Under our 2000 stock incentive plan, our board of directors retains discretion to modify the terms, including the prices, of outstanding options.
(3)	All options were granted at market value on the date of grant.

Option Exercises and Fiscal 2004 Year-End Values

STOCK OPTION EXERCISES AND FISCAL 2004 YEAR-END VALUES

The following table provides the specified information concerning exercises of options to purchase shares of our common stock in the fiscal year ended December 31, 2004, and unexercised options held as of December 31, 2004, by the persons named in the summary compensation table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End(1)
Name	Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Glenn L. Argenbright	528,682	169,390	$411,494	$—
Jon C. Engman	181,240	116,760	252,164	52,976
Gregory C. Jensen	271,710	12,834	415,493	21,946
Steven D. Rishel	65,316	159,684	3,833	19,167
Robert L. Turbeville, Jr.	41,700	158,300	—	4,500

(1)	Stock options are valued based upon the last reported sale price of a share of our common stock as reported on the Nasdaq SmallCap Market on December 31, 2004 ($2.78 per share).
(2)	All options were granted pursuant to our 2000 stock incentive plan. Options granted under our 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with us for nine months, and they remain exercisable subject to the optionee’s continuous employment with us. Under our 2000 stock incentive plan, our board of directors retains discretion to modify the terms, including the prices, of outstanding options.

Employment Contracts and Change-in-Control Arrangements

Employment Contracts

In June 2001, we entered into an employment agreement with Glenn L. Argenbright, our president and chief executive officer. The agreement provides for the payment to Mr. Argenbright of an initial $100,000 minimum base annual salary, a $5,000 signing bonus, and a $100,000 bonus based on the achievement of certain objectives. Pursuant to the agreement, Mr. Argenbright was granted an option under our 2000 stock incentive plan to purchase 35,715 shares of our common stock, vesting in three equal increments on an annual basis. In the event of a sale, change of control or merger, or a termination of Mr. Argenbright’s employment with us, his options will fully vest and become immediately exercisable. Mr. Argenbright is also entitled to receive the equivalent of twelve months’ base salary if his employment with us is terminated for any reason other than cause or if the board of directors appoints someone else to the position of chief executive officer. Upon the recommendation of the compensation committee, our board of directors has approved various modifications to Mr. Argenbright’s compensation since 2001, including an increase in his base salary to $240,000 effective as of June 22, 2004, and certain potential cash bonuses tied to our performance and targeted revenue objectives. On June 23, 2004, our board of directors also granted Mr. Agenbright a stock purchase right with respect to 301,928 shares of restricted common stock under our 2000 stock incentive plan, which he immediately exercised in full in exchange for his past service rendered to us.

On April 30, 2002, we entered into an employment agreement with Jon C. Engman, our chief financial officer. The agreement provides for the payment to Mr. Engman of an initial annual salary of $140,000. Pursuant to the agreement, Mr. Engman was also granted an option to purchase 182,000 shares of our common stock. In accordance with the terms of the agreement, Mr. Engman’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Engman’s annual salary to $190,000 effective as of June 22, 2004.

On April 14, 2000, we entered into an employment agreement with Gregory C. Jensen, our chief technology officer. The agreement provides for the payment to Mr. Jensen of an initial annual salary of $138,000. In accordance with the terms of the agreement, Mr. Jensen’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Jensen’s annual salary to $185,000 effective as of June 22, 2004.

On October 23, 2003, we entered into an employment agreement with Steven D. Rishel, our senior vice president of commercial operations. The agreement provides for the payment to Mr. Rishel of an initial annual salary of $142,000. In accordance with the terms of the agreement, Mr. Rishel’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Rishel’s annual salary to $185,000 effective as of June 22, 2004.

On December 27, 2003, we entered into an employment agreement with Robert L. Turbeville, Jr., our senior vice president of physical access systems. The agreement provides for the payment to Mr. Turbeville of an initial annual salary of $175,000. Pursuant to the agreement, Mr. Turbeville was also granted an option to purchase 125,000 shares of our common stock. Mr. Turbeville is also entitled to receive the equivalent of six months’ base salary if his employment with us is terminated for any reason other than for cause. In accordance with the terms of the agreement, Mr. Turbeville’s employment with us may be terminated by us immediately for cause, or without cause upon 30 days’ notice.

Change-in-Control Arrangements

Retention Agreements.  In addition to the employment arrangements described above, we have entered into retention agreements with each of Jon C. Engman, Gregory C. Jensen and Steven D. Rishel. These retention agreements provide that if the employee is terminated as a result of an involuntary termination (as defined in the retention agreements), then he shall be entitled to receive the compensation, accrued but unused vacation and benefits earned through the date of termination of employment, and severance payments equal to four, four and six months’ salary, respectively, payable in accordance with our standard payroll practices. However, if the employee is terminated as a result of an involuntary termination within two months prior to, upon or within twelve months following a change-of-control, then he will be entitled to receive the following: (a) the compensation, accrued but unused vacation and benefits earned through the date of termination; (b) severance payments between four and six months salary, payable in a lump sum within thirty days of the date of termination; (c) vesting of 100% of any unvested options as of the date of termination; (d) reimbursement of any COBRA premiums paid by the employee for continued group health insurance coverage of employee and his dependents for a period of up to twelve months after the date of termination; and (e) the laptop or other portable computer device used by the employee, if any, as of the date of termination.

2000 Stock Incentive Plan.  Pursuant to our 2000 stock incentive plan, in the event of a change in control, if the acquiring company does not assume, or substitute new options for, all outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the change-in-control.

Restricted Stock.  On June 23, 2004, Glenn L. Argenbright acquired 301,928 restricted shares of our common stock. We may reacquire Mr. Argenbright’s shares of restricted common stock in the event that his service is terminated for cause, or if he voluntarily ceases to provide services to us without good reason, before June 23, 2007. In the event of a change in control, these shares will become unrestricted and will no longer be subject to a right of repurchase.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These are our 1992 stock incentive plan and our 2000 stock incentive plan, each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2004:

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	6,853,632	$2.57	3,017,522	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	6,853,632		3,017,522

(1)	The information presented in this table excludes options we assumed in connection with acquisitions of other companies. As of December 31, 2004, 2,007,878 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $2.31 per share.
(2)	The number of shares that may be optioned and sold under our 2000 stock incentive plan is automatically increased such that the maximum number of shares available to be optioned and sold under the plan is equal to the lesser of (i) 15,000,000 shares of our common stock or (ii) 20% of the number of shares of our common stock (on an as converted basis) outstanding on the immediately preceding December 31. On December 31, 2004, there were 93,308,014 shares of common stock outstanding (on an as converted basis).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 10, 2005, we entered into a consulting agreement with Campbell, Cilluffo & Furlow, LLC. Frank J. Cilluffo, a member of our board of directors, is a principal of Campbell, Cilluffo & Furlow. The agreement provides that Campbell, Cilluffo & Furlow will provide consulting services to us to assist in the development of long-term and short-term marketing and business strategies. We have agreed to pay the firm an initial retainer of $10,000 and a consulting fee of $10,000 per month for the length of the agreement. We have also agreed to reimburse the firm for its reasonable expenses incurred in providing services to us, and to negotiate an appropriate success fee in the event that the firm facilitates the successful teaming of us with another company to our benefit. In addition, we granted non-statutory options to purchase 10,000 shares of our common stock under our 2000 stock incentive plan to each of the three principals of the firm, including to Mr. Cilluffo. The options have an exercise price of $1.79 per share, have a three-year term and become exercisable in six equal monthly installments following the date of grant unless the agreement is terminated prior to such time. The agreement commenced as of June 10, 2005, and continues through December 10, 2005, unless either party terminates the agreement upon 30 days’ advance written notice or the term is extended by mutual agreement.

On July 20, 2004, certain holders of outstanding warrants to purchase shares of the our common stock exercised warrants to purchase an aggregate of 4,473,806 shares of common stock for cash, resulting in net proceeds of approximately $10.8 million. In order to encourage early exercise of the warrants by the warrant holders, we agreed to reduce the exercise price with respect to the warrants from a weighted average exercise price of $3.36 per share to $2.50 per share. Included in this transaction were three beneficial owners of more than 5% of our common stock. As a result of their respective warrant exercises, S.A.C. Capital Associates, LLC was issued 445,262 shares of our common stock, SDS Capital Group SPC, Ltd. was issued 1,334,317 shares of our common stock, and North Sound Capital LLC was issued 2,331,977 share of our common stock.

On February 26, 2004, we raised approximately $9.2 million through a private placement of shares of our common stock. We sold a total of 3,080,000 shares of our common stock to a group of accredited institutional investors at a price of $3.00 per share. Investors also received warrants to purchase up to 1,232,000 additional shares of common stock. The warrants have a term of five years and an exercise price of $3.97 per share. S.A.C. Capital Associates, LLC, a beneficial owner of more than 5% of our common stock, purchased 500,000 shares of common stock and 200,000 warrants to purchase shares of common stock in the financing. The per share purchase price represented a discount of approximately 8.3% to the $3.27 per share closing sale price for shares of our common stock as reported on the Nasdaq SmallCap Market on February 25, 2004, the trading day prior to the closing of the financing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Glenn L. Argenbright, Lincoln D. Faurer, Gordon E. Fornell, Kris Shah and Robert L. Turbeville, Jr. each filed one late report with respect to one transaction, and Steven M. Oyer filed two late reports with respect to three transactions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation committee of SAFLINK’s board of directors is comprised of non-employee members of its board of directors. The current members of the compensation committee are Richard P. Kiphart (Chairman), Gordon E. Fornell and Steven M. Oyer. The members of the compensation committee from January 1, 2004, until the completion of our merger with SSP-Litronic in August 2004 were Gen. Fornell and Frank M. Devine. For the remainder of fiscal 2004 following the completion of the merger, Messrs. Kiphart, Oyer and Gen. Fornell served as members of the compensation committee. Each of the members of the compensation committee meets the independence criteria set forth in the applicable rules of Nasdaq for compensation committee membership and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee acts pursuant to a written charter adopted by the board of directors and held two committee meetings during fiscal 2004.

Compensation Philosophy and Objectives

The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The board of directors has delegated to Mr. Argenbright the authority to approve stock option grants to employees who are not executive officers.

The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, bonus compensation, option grants, stock appreciation rights, performance share awards and restricted stock awards to attain these goals.

We strongly believe that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore the compensation committee makes periodic grants of stock options under our stock incentive plans. The size of an option grant to an executive officer has generally been determined with reference to competitive practice, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations.

Committee Actions During Fiscal 2004

In order to ensure that our executive compensation levels and targets are consistent with the compensation philosophy of the board of directors and aligned with, and designed to achieve, our strategic and operating objectives, the compensation committee generally reviews the recommendations of management and outside consultants. In April 2004, the compensation committee engaged the services of Watson Wyatt & Company, an independent compensation consultant, which reported directly to the compensation committee to assist in the determination of appropriate levels of compensation for our executive officers, including our chief executive officer.

Chief Executive Officer Compensation

Mr. Argenbright was appointed as our interim president and chief executive officer in June 2001, with such appointment being made permanent in December 2001. Mr. Argenbright’s compensation was established considering his contacts and experience in SAFLINK’s industry and with our potential customers and suppliers, as well as our cash flow position and prospects for raising additional cash. Following his appointment as our president and chief executive officer in December 2001, Mr. Argenbright’s compensation remained as set in June 2001. Upon the recommendations of the compensation committee, the board of directors has approved various modifications to Mr. Argenbright’s compensation, including an increase in his base salary to $240,000 effective as of June 22, 2004, and certain potential cash bonuses tied to SAFLINK’s performance and targeted revenue objectives. The salary level for Mr. Argenbright is comparable to the median salary of chief executive officers in SAFLINK’s peer group and salary survey data used by Watson Wyatt. The board of directors also approved non-qualified stock option grants to Mr. Argenbright to purchase 217,655 shares of SAFLINK’s common stock in February 2002, and 436,120 shares of SAFLINK’s common stock in February 2003, pursuant to the terms of our 2000 stock incentive plan. In June 2004, upon the recommendation of the compensation committee, the board of directors granted Mr. Argenbright 301,928 shares of restricted common stock, subject to three-year cliff vesting, pursuant to our 2000 stock incentive plan.

Policy on Deductibility of Executive Officer Compensation

The compensation committee has considered the provisions of section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to our chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1.0 million for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our 2000 stock incentive plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. We expect that the compensation committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1.0 million in any year. The compensation committee does not believe that in general other components of SAFLINK’s compensation will be likely to exceed $1.0 million for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the compensation committee will continue to evaluate the advisability of qualifying our executive compensation for deductibility of such compensation. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Richard P. Kiphart (Chairman)

Gordon E. Fornell

Steven M. Oyer

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on its audit.

The current members of the audit committee are Steven M. Oyer (Chairman), Lincoln D. Faurer and Gordon E. Fornell. The members of the audit committee from January 1, 2004, until the completion of our merger with SSP-Litronic in August 2004 were Mr. Oyer, Frank M. Devine and Terry N. Miller. For the remainder of fiscal 2004 following the completion of the merger, Mr. Oyer and Gen. Fornell served as members of the audit committee. Lincoln D. Faurer was elected a member of the audit committee in September 2004. Our board has determined that each member of the audit committee meets the independence criteria set forth in the applicable rules of Nasdaq and the Securities and Exchange Commission for audit committee membership. The board has also determined that at least one member of the audit committee, Mr. Oyer, is qualified as an “audit committee financial expert” as defined by the SEC.

The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit service that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is attached to our proxy statement/prospectus filed with the SEC on July 6, 2004. In fulfilling its oversight responsibilities, the audit committee received and discussed our audited financial statements in our annual report with management, including a discussion of the quality of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has discussed and reviewed with our independent auditors, who are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with KPMG LLP, with and without management present, to discuss the overall scope of KPMG LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee has received from KPMG LLP a formal written statement describing all relationships between the auditors and SAFLINK that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that SAFLINK’s audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE

Steven M. Oyer (Chairman)

Lincoln D. Faurer

Gordon E. Fornell

COMPARISON OF STOCKHOLDER RETURN

The following graph compares total stockholder return on our common stock since December 31, 1999, to two indices: the Nasdaq Composite Index and the Nasdaq Computer Index, which are new indices selected by us and used in this year’s performance graph. The graph also compares total stockholder return to the CRSP Total Return Indexes for the Nasdaq Stock Market (US Companies) and Nasdaq Computer and Data Processing Stocks, the indices we used in the performance graph in our proxy statement for our 2004 annual meeting. The Nasdaq Composite Index tracks the aggregate price performance of all domestic and international common stocks listed on the Nasdaq Stock Market. The Nasdaq Computer Index tracks the aggregate price performance of Nasdaq-listed companies that manufacture and distribute computers and associated electronic data processing equipment and accessories, semiconductor capital equipment, manufacturers and distributors of wafers and chips, providers of computer services and IT consultants, Internet access providers, Internet software and on-line service providers, and producers and distributors of computer software. We believe that the new indices are representative of the total return of a broad equity market and our industry, and are more accessible to our stockholders than the old indices. The total return for SAFLINK’s stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. Our common stock is quoted on the Nasdaq SmallCap Market and is a component of each of the Nasdaq Composite Index and the Nasdaq Computer Index.

COMPARISON OF CUMULATIVE TOTAL RETURN

FOR SAFLINK CORPORATION

FROM DECEMBER 31, 1999, TO DECEMBER 31, 2004(1)

	December 31, 1999	December 29, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
SAFLINK Corporation	$100.00	$15.40	$8.79	$29.47	$18.85	$19.55
Nasdaq Composite Index	$100.00	$60.71	$47.93	$32.82	$49.23	$53.46
Nasdaq Computer Index	$100.00	$55.69	$42.16	$26.77	$40.20	$41.51
Nasdaq Stock Market (US Companies)	$100.00	$60.30	$47.80	$33.10	$49.40	$53.80
Nasdaq Computer and Data Processing Stocks	$100.00	$45.90	$36.90	$25.50	$33.60	$37.00

Note:	Historical stock price performance is not necessarily indicative of future price performance.

(1)	Shows the cumulative total return on investment assuming an investment of $100 in each of SAFLINK common stock, the Nasdaq Composite Index, the Nasdaq Computer Index, and the old indices on December 31, 1999. All returns are reported as of SAFLINK’s fiscal year end, which is December 31 of each year, except that returns for 2000 are reported as of December 29, the last trading day of the fiscal year. SAFLINK’s closing stock price on December 31, 2004, was $2.78 per share.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included our proxy materials for the annual meeting to be held in 2006, the proposal must be received at our principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive timely notice of the proposal, addressed to the secretary at our principal executive offices. To be timely, notice of stockholder business must be received by our corporate secretary no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of SAFLINK common stock which are beneficially owned by the stockholder and such other beneficial owner, and (iv) any material interest of the stockholder and such other beneficial owner in such business.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2005 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Jon C. Engman

Secretary

August 2, 2005

Annual Meeting of Stockholders SAFLINK CORPORATION

AUGUST 25, 2005

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3 AND “FOR” ITEM 4.

The Board of Directors recommends a vote “FOR” Item 1, “FOR” Item 2, “FOR” Item 3 and “FOR” Item 4.

(continued from other side)

1. ELECTION OF EIGHT (8) DIRECTORS

Nominees: Glenn L. Argenbright, Frank J. Cilluffo, Lincoln D. Faurer, Gordon E. Fornell, Asa Hutchinson, Richard P. Kiphart, Steven M. Oyer, Kris Shah

FOR all nominees listed above (except as marked to the contrary)

WITHHOLD for the following only: (write the name of the nominee in the space below)

Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

2. APPROVAL OF THE SAFLINK 2005 EMPLOYEE STOCK PURCHASE PLAN

FOR

AGAINST

ABSTAIN

3. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF SAFLINK CORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 200,000,000

FOR

AGAINST

ABSTAIN

4. RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS THE INDEPENDENT AUDITORS OF SAFLINK CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

FOR

AGAINST

ABSTAIN

I plan to attend the Annual Meeting

Please sign exactly as name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

(Signature)

, 2005

Date:

(Signature)

Date:

, 2005

Please Detach Here

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

SAFLINK CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 25, 2005

The undersigned hereby appoint(s) Glenn L. Argenbright and Jon C. Engman, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SAFLINK Corporation held of record by the undersigned on July 5, 2005, at the Annual Meeting of Stockholders of SAFLINK Corporation to be held at Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington 98004, beginning at 12:00 p.m., local time, on Thursday, August 25, 2005, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(IMPORTANT–PLEASE DATE AND SIGN ON THE OTHER SIDE)